UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported): June 17, 2016

BELMOND LTD.
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-16017	98-0223493
(Commission file number)	(I.R.S. Employer Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda
(Address of principal executive offices) (Zip Code)

 (441) 295-2244
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events

On June 17, 2016, Charleston Place LLC (“Charleston Place”), owner of Belmond Charleston Place in which Belmond Ltd. (the “Company”) holds an indirect 19.9% interest, repaid in full the loan agreement dated February 15, 1984, as amended, among the City of Charleston, the Charleston Central Local Development Corporation and Charleston Place (the “UDAG Loan”) in the outstanding principal amount of $10.0 million and accumulated interest of $16,818,607. The total amount owing was discounted by $4.0 million, which reflects, inter alia, the net present value of the amount that would have been due at the stated maturity of the UDAG Loan on December 31, 2028.  In connection with the repayment of the UDAG Loan, the Company agreed to indemnify the taxes, if any, to be paid by its partners in Charleston Place on the cancellation of indebtedness income.

Concurrently with the repayment of the UDAG Loan, Charleston Place refinanced its $86.0 million loan secured on its real and personal property with a new loan in the amount of $112.0 million to provide funds for the repayment of the UDAG Loan, transaction expenses and general corporate purposes.  The loan has a three-year maturity, requires no amortization and bears interest at a rate of LIBOR plus 2.35% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BELMOND LTD.

	By:	/s/ Richard M. Levine
Name: Richard M. Levine
Title: Executive Vice President, Chief Legal Officer and Secretary
Date: June 20, 2016